United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831

tel:	203 622 3131
203 622 6080

unitedrentals.com

United Rentals Announces First Quarter 2008 Results and
Revises Full Year Outlook

GREENWICH, Conn. – April 29, 2008 – United Rentals, Inc. (NYSE: URI) today announced first quarter 2008 continuing operations diluted earnings per share of $0.34, an increase of 13.3% compared with $0.30 for the first quarter 2007. Income from continuing operations for the first quarter 2008 increased 18.8% to $38 million from $32 million for the first quarter 2007, reflecting the beneficial impact of the company’s renewed focus on its core rental business and ongoing initiatives to reduce operating costs.

Rental revenue was $571 million and total revenue was $772 million for the first quarter 2008, compared with $567 million and $838 million, respectively, for the same period last year. The increase in rental revenue and decrease in total revenue are consistent with the company’s previously announced plan to refocus on its core business of equipment rental.

First Quarter 2008 Financial Highlights Compared with First Quarter 2007

•	EBITDA improved $11 million to $224 million and EBITDA margin improved 3.6 percentage points to 29.0%. EBITDA is a non-GAAP measure.

•	SG&A expense as a percent of revenue improved 0.5 percentage points to 17.0% of revenue.

•	Operating income margin improved 1.4 percentage points to 13.2% of revenue.

•	Time utilization, on a larger fleet, increased 0.7 percentage points, offsetting a rental rate decline of 0.6%.

Free cash flow for the first quarter 2008 improved significantly to $143 million after total rental and non-rental capital expenditures of $151 million, compared with negative free cash flow of $83 million after total rental and non-rental capital expenditures of $296 million for the same period last year. The year-over-year change in free cash flow was largely the result of a decrease in rental and non-rental capital expenditures and reduced working capital employed in 2008 compared with 2007. Free cash flow is a non-GAAP measure.

The size of the rental fleet, measured by the original equipment cost, was $4.2 billion and the average age of the fleet was 39 months at March 31, 2008, compared with $4.2 billion and 38 months at year-end 2007 and $4.0 billion and 38 months at March 31, 2007.

Full Year 2008 Outlook

Based on current utilization trends and considering recent industry forecasts for spending in its primary end markets, the company revised its full year 2008 outlook for earnings per share to a range of $2.65 to $2.85. The revised outlook anticipates total revenue of $3.4 billion to $3.5 billion, EBITDA of $1.15 billion to $1.19 billion, and $400 million to $450 million of free cash flow after total capital expenditures of approximately $715 million.

CEO Comments

Michael Kneeland, chief executive officer for United Rentals, said, “Our increased emphasis on equipment rental and cost containment is directly responsible for the record first quarter earnings and EBITDA that we reported today. We are committed to pursuing profitable rental volume, with the result that our employees were successful in increasing both rental revenue and time utilization for the quarter despite the challenges faced in some of our end markets. In addition, we continued to target excess costs and reduced our SG&A expense by $16 million compared with last year. Our focus remains on making systemic improvements that will enable us to generate value in any external environment.”

Mr. Kneeland continued, “We expect that the disciplined execution of our strategy will continue to benefit our 2008 results. Nevertheless, we concur with many construction industry experts and the experience of our own customers who see a slowdown in construction starts. This will constrain the demand for equipment as the year progresses. In light of the current operating environment, we have made a modest revision to our outlook. The board continues to review alternatives for enhancing shareholder value, taking account of the environment, our cash flow, capital structure and covenants.”

Return on Invested Capital (ROIC)

Return on invested capital was 14.3% for the twelve months ended March 31, 2008, flat as compared with the same period last year. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash. The company reports ROIC to provide information on its efficiency and effectiveness in deploying capital and improving shareholder value.

Additional Information on First Quarter 2008 Results and Status of SEC Inquiry

For additional information concerning the company’s first quarter 2008 results, including segment performance for its general rentals and trench safety, pump and power businesses, as well as the status of the previously announced SEC inquiry of the company and related matters, please see the company’s first quarter 2008 Form 10-Q filed today with the SEC.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, April 30th, at 11 a.m. Eastern Time. The conference will be available live by audio webcast at unitedrentals.com, where it will be archived. The conference call is available by calling (703) 639-1365.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 670 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have (and the ability to incur additional) significant leverage, which leverage requires us to use a substantial portion of our cash flow for debt service and will constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, (10) we are subject to purported class action lawsuits and derivative actions filed in light of the SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (11) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the SEC inquiry, the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Hyde Park Financial Communications
Fred Bratman
203-618-7318
Cell: 917-847-4507
fbratman@hydeparkfin.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended March 31,

	2008	2007	% Change

Revenues:
Equipment rentals	$571	$567	0.7%
Sales of rental equipment	66	82	(19.5%)
New equipment sales	42	54	(22.2%)
Contractor supplies sales	56	94	(40.4%)
Service and other revenues	37	41	(9.8%)

Total revenues	772	838	(7.9%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	275	281	(2.1%)
Depreciation of rental equipment	107	102	4.9%
Cost of rental equipment sales	49	58	(15.5%)
Cost of new equipment sales	34	44	(22.7%)
Cost of contractor supplies sales	44	78	(43.6%)
Cost of service and other revenue	15	17	(11.8%)

Total cost of revenues	524	580	(9.7%)

Gross profit	248	258	(3.9%)

Selling, general and administrative expenses	131	147	(10.9%)
Non-rental depreciation and amortization	15	12	25.0%

Operating income	102	99	3.0%
Interest expense, net	41	47
Interest expense - subordinated convertible debentures	2	2

Income from continuing operations before provision for income taxes	59	50	18.0%

Provision for income taxes	21	18

Income from continuing operations	38	32	18.8%

Loss from discontinued operation, net of taxes	—	(2)

Net income	$38	$30	26.7%

Diluted earnings per share:
Income from continuing operations	$0.34	$0.30	13.3%
Loss from discontinued operation	—	(0.02)

Net income	$0.34	$0.28	21.4%

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,		December 31,

	2008	2007	2007

ASSETS
Cash and cash equivalents	$515	$104	$381
Accounts receivable, net	452	500	519
Inventory	95	169	91
Prepaid expenses and other assets	54	70	57
Deferred taxes	74	51	72

Total current assets	1,190	894	1,120

Rental equipment, net	2,796	2,688	2,826
Property and equipment, net	440	381	440
Goodwill and other intangible assets, net	1,396	1,385	1,404
Other long-term assets	50	62	52

Total assets	$5,872	$5,410	$5,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$157	$61	$15
Accounts payable	275	344	195
Accrued expenses and other liabilities	216	224	310

Total current liabilities	648	629	520

Long-term debt	2,413	2,509	2,555
Subordinated convertible debentures	146	146	146
Deferred taxes	559	439	539
Other long-term liabilities	64	106	64

Total liabilities	3,830	3,829	3,824

Common stock	1	1	1
Additional paid-in capital	1,495	1,430	1,494
Retained earnings	469	99	431
Accumulated other comprehensive income	77	51	92

Total stockholders’ equity	2,042	1,581	2,018

Total liabilities and stockholders’ equity	$5,872	$5,410	$5,842

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended
	March 31,

	2008	2007

Cash Flows From Operating Activities:
Income from continuing operations	$38	$32
Adjustments to reconcile income from continuing operations to net cash provided by operating actvities:
Depreciation and amortization	124	117
Gain on sales of rental equipment	(17)	(24)
Gain on sales of non-rental equipment	—	(1)
Non-cash adjustments to equipment	2	(2)
Stock compensation expense	1	4
Increase in deferred taxes	18	8
Changes in operating assets and liabilities:
Decrease in accounts receivable	65	3
Increase in inventory	(4)	(30)
Decrease (increase) in prepaid expenses and other assets	2	(16)
Increase in accounts payable	81	126
Decrease in accrued expenses and other liabilities	(84)	(90)

Net cash provided by operating activities - continuing operations	226	127
Net cash provided by operating activities - discontinued operation	—	6

Net cash provided by operating activities	226	133

Cash Flows From Investing Activities:
Purchases of rental equipment	(136)	(265)
Purchases of non-rental equipment	(15)	(31)
Proceeds from sales of rental equipment	66	82
Proceeds from sales of non-rental equipment	2	2
Purchases of other companies	—	(21)

Net cash used in investing activities - continuing operations	(83)	(233)
Net cash provided by investing activities - discontinued operation	—	69

Net cash used in investing activities	(83)	(164)

Cash Flows From Financing Activities:
Proceeds from debt	—	41
Payments on debt	(7)	(32)
Proceeds from the exercise of common stock options	—	4
Shares repurchased and retired	—	(1)
Excess tax benefits from share-based payment arrangements	—	2

Net cash (used in) provided by financing activities	(7)	14

Effect of foreign exchange rates	(2)	2

Net increase (decrease) in cash and cash equivalents	134	(15)
Cash and cash equivalents at beginning of period	381	119

Cash and cash equivalents at end of period	$515	$104

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,

	2008	2007	% Change

General Rentals
Total revenues	$727	$789	(7.9%)
Operating income	93	89	4.5%
Operating margin	12.8%	11.3%	1.5	pp

Trench Safety, Pump and Power
Total revenues	45	49	(8.2%)
Operating income	9	10	(10.0%)
Operating margin	20.0%	20.4%	(0.4	pp)

Total United Rentals
Total revenues	$772	$838	(7.9%)
Operating income	102	99	3.0%
Operating margin	13.2%	11.8%	1.4	pp

DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,

	2008	2007	% Change

Income from continuing operations	$38	$32	18.8%
Loss from discontinued operation, net of taxes	—	(2)

Net income	38	30	26.7%
Convertible debt interest	—	1

Net income available to common stockholders	$38	$31	22.6%

Weighted average common shares	86.3	81.2	6.3%
Series C and D preferred shares	17.0	17.0	—
Convertible shares	6.5	6.5	—
Employee stock options and warrants	0.6	5.0	(88.0%)
Restricted stock units and other	0.4	0.5	(20.0%)

Total weighted average diluted shares	110.8	110.2	0.5%

Diluted earnings available to common stockholders:
Income from continuing operations	$0.34	$0.30	13.3%
Loss from discontinued operation	—	(0.02)

Net income	$0.34	$0.28	21.4%

FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as (i) net cash provided by operating activities – continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash provided by operating activities – continuing operations and free cash flow.

	Three Months Ended March 31,

	2008	2007

Net cash provided by operating activities - continuing operations	$226	$127
Purchases of rental equipment	(136)	(265)
Purchases of non-rental equipment	(15)	(31)
Proceeds from sales of rental equipment	66	82
Proceeds from sales of non-rental equipment	2	2
Excess tax benefits from share-based payment arrangements	—	2

Free Cash Flow	$143	$(83)

UNITED RENTALS, INC.
EBITDA GAAP RECONCILIATION
(In millions)

“EBITDA” represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Management believes EBITDA provides useful information about operating performance and period over period growth. However, EBITDA is not a measure of financial performance or liquidity under GAAP and accordingly should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between income from continuing operations before provision for income taxes and EBITDA.

	Three Months Ended March 31,

	2008	2007

Income from continuing operations before provision for income taxes	$59	$50
Interest expense, net	41	47
Interest expense - subordinated convertible debentures	2	2
Depreciation - rental equipment	107	102
Non-rental depreciation and amortization	15	12

EBITDA	$224	$213